BRIGHTCUBE
     The image, in all its dimensions.


February 18, 2002

Intellect Capital Group, LLC
11111 Santa Monica Blvd.
Suite 650
Los Angeles, CA 90025

Gentlemen:

Reference is made to that certain Promissory Note and Loan and Security Agreement, dated as of July 16, 2001 by and between BRIGHTCUBE, INC., a Nevada corporation (the "Borrower") and INTELLECT CAPITAL GROUP, LLC, a Delaware limited liability company (the "Lender") (such agreement, as amended, modified, supplemented and restated from time to time, the "Loan Agreement"; capitalized terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement).

Lender acknowledges and is aware that the Company is currently negotiating a bridge loan through its Placement Agent, vFinance Investments, Inc., the "Bridge". The form of this Bridge are Notes bearing interest at a rate of 12% per annum, with principal and interest due nine months from the date of issuance. The purchasers will also receive one warrant to purchase a share of Common Stock (a "Warrant") for every dollar invested. Additionally, if all of the principal and accrued interest in the Notes are not repaid within 270 days after the last close then the Company will issue warrants to purchase 2,500,000 shares of Common Stock for every 30 days past due, or a warrant to purchase 83,333 shares for every day past due in the case of a partial month, up to a total of 10,000,000 warrants (the "Penalty Warrants"). These warrants will have an exercise price of $.06 per share. Any such Penalty Warrants will be issued pro-rata to the total Units subscribed and then including any unpaid Notes. For example, if 300 days from the date of the last close, only 50% of the Notes had been repaid, the Company would issue warrants covering 1,250,000 shares of common stock to the Note holders. These warrants would be allocated evenly among the Note holders.

As a material inducement to the Lender to enter into this letter, (i) the Borrower hereby agrees to issue to the Lender a warrant to purchase five hundred thousand (500,000) shares of the Borrower's common stock at an exercise price of $.09 per share on the terms and conditions set forth in the Warrant Agreement to Purchase Common Stock of BrightCube, Inc. attached hereto as Exhibit A; (ii) the Borrower agrees to lower the exercise price of the previously issued warrants covering l,875,000 shares of common stock from $.30 to $.09; (iii) the Borrower agrees to pay the Promissory Note according to the terms thereof as modified by this letter, and agrees to perform all of the acts required under the terms of Loan Documents; (iv) the Borrower agrees to allow Lender to participate in the Penalty Warrants under the same terms as the other participants in the Bridge if not repaid in full within nine months after the last close of the Bridge (Lender will participate pro rata with any


              Brightcube, Inc. 240 Center St. El Segundo, CA 90245
             Tel: 310.535.4555 Fax: 310.535.4550  www.brightcube.com


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BRIGHTCUBE
     The image, in all its dimensions


outstanding holders of the Bridge(1)) and (v) amend the interest rate described in the Promissory Note from 8.0% to 12% per annum.

In consideration of the Borrower's undertakings set forth above, the Lender acknowledges and confirms: (1) in the event of repayment of less than the entire amount then outstanding, Lender shall receive $1 for every $2 paid to the note holders under the Bridge, (ii) that Lender shall not transfer the Promissory Note until the Bridge is repaid in full and (iii) that Lender shall not exercise Lender's ability under the Loan and Security Agreement and Promissory Note, both dated July 16, 2001, for demand payment rights, as described in Section 9.1 until the sooner of nine (9) months from the date of the last closing of the Bridge or November 30, 2002, whichever is sooner. In the event that the Borrower files for or declares any form of bankruptcy, the Forbearance immediately will cease to apply.

Please confirm your acceptance of and agreement with the foregoing by executing a copy of this letter in the space provided below and returning it to us.


BORROWER:                             BRIGHTCUBE, INC.
                                      A Nevada corporation


                                      By: /s/  Eric Howard
                                         ----------------------------------
                                      Name: Eric Howard
                                           --------------------------------
                                      Title: Chief Financial Officer
                                            -------------------------------

LENDER:                               INTELLECT CAPITAL GROUP, LLC
                                      A Delaware limited liability company

                                      By: /s/  Terren S. Peizer
                                         ----------------------------------
                                      Name: Terren S. Peizer
                                           --------------------------------
                                      Title: CEO
                                            -------------------------------

----------------
1 For example, if note holders from the Bridge plus Lender are past due 30 days, warrants covering 2,500,000 shares of common stock will be issued pro rata among the amount then still outstanding. If notes totaling $500,000 from the Bridge plus $500,000 from Lender were then outstanding the warrants covering 2,500,000 shares would be split evenly between the note holders from the Bridge and the Lender.


              Brightcube, Inc. 240 Center St. El Segundo, CA 90245
             Tel: 310.535.4555 Fax: 310.535.4550  www.brightcube.com


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